                                                                    EXHIBIT 99.1


PRESS RELEASE
------------------------------------------------------------------------------
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

THURSDAY, JUNE 6, 2002

CONTACT: MARGARET K. DORMAN
         CHIEF FINANCIAL OFFICER
         (281) 443-3370

                         SMITH INTERNATIONAL, INC. BOARD
                          APPROVES 2-FOR-1 STOCK SPLIT

     HOUSTON, Texas (June 6, 2002)... Smith International, Inc. (NYSE: SII) today announced that its Board of Directors has declared a 2-for-1 stock split, to be effected in the form of a stock dividend. Stockholders of record on June 20, 2002 will be entitled to one additional share of common stock for each share held on that date, with fractional shares paid in cash. The Company's transfer agent, EquiServe Trust N.A., will distribute the stock dividend on or about
July 8, 2002.

     The split will increase the outstanding number of common shares to approximately 100 million. Currently, the Company has the lowest number of outstanding shares and the highest share price of any of the 15 companies included in the Philadelphia Stock Exchange's Oil Service Sector(SM) ("OSX") index. These factors contribute to an increased level of exposure for Smith to the price-weighted index versus other OSX companies.

     Chairman and CEO Doug Rock commented, "The stock split clearly underscores the Board's confidence in Smith's long-term sustainable growth. Over the past decade, our strong financial performance has been reflected in the stock price, which has grown at a compound rate in excess of 20 percent per year. We hope this decision by our Board will enable a larger and more varied group of investors to participate in the growth of Smith and our industry."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.